Exhibit 23.1

KPMG LLP Bay Adelaide Centre 333 Bay Street Suite 4600 Toronto ON M5H 2S5 Canada	Telephone Fax Internet	(416) 777-8500 (416) 777-8818 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seabridge Gold Inc.

We consent to the use of our audit report, dated March 24, 2016, on the financial statements of Seabridge Gold Inc. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2015 and December 31, 2014, the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2015 and December 31, 2014, and notes, comprising a summary of significant accounting policies and other explanatory information, and our audit report, dated March 24, 2016, on the effectiveness of internal control over financial reporting, which are incorporated by reference in this Registration Statement on Form S-8 and to the reference to our firm under the heading “Experts” in the Registration Statement.

Chartered Professional Accountants, Licensed Public Accountants

May 12, 2016
Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP